April 17, 2009

Nicholas-Applegate Fund, Inc. Gateway Center Three 100 Mulberry Street Newark, New Jersey 07102	Jennison Mid-Cap Growth Fund, Inc. Gateway Center Three 100 Mulberry Street Newark, New Jersey 07102

Re:	Reorganization of Nicholas-Applegate Growth Equity Fund into Jennison Mid-Cap Growth Fund, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganization (the “Reorganization”) by and between Nicholas-Applegate Fund, Inc., a Maryland corporation (the “Company”), on behalf of its only series Nicholas-Applegate Growth Equity Fund (the “Acquired Fund”), and Jennison Mid-Cap Growth Fund, Inc., a Maryland corporation (the “Acquiring Fund”). The Acquired Fund and the Acquiring Fund are each referred to herein as a “Fund.”

The Reorganization contemplates the transfer of all the assets of the Acquired Fund to the Acquiring Fund solely in exchange for voting shares of common stock, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund. Thereafter, the Acquired Fund will distribute pro rata to its shareholders of record all of the Acquiring Fund Shares so received in complete liquidation of the Acquired Fund and the Company, and the Acquired Fund and the Company will be dissolved under state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of April 10, 2009, entered into by the Company, on behalf of the Acquired Fund, and the Acquiring Fund (the “Plan”).

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Company, on behalf of the Acquired Fund, and of the Acquiring Fund in letters dated April 17, 2009. We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all

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documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumption that the Reorganization described herein will occur in accordance with the terms of the Plan and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”). You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

1.         The transfer by the Acquired Fund of all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, followed by the pro rata distribution of all the Acquiring Fund Shares so received by the Acquired Fund to the Acquired Fund’s shareholders of record in complete liquidation of the Acquired Fund and the Company and the dissolution of the Acquired Fund and the Company as soon as practicable thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Company will each be “a party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.

2.         No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the Acquired Fund’s assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund. (Section 1032(a) of the Code).

3.         No gain or loss will be recognized by the Acquired Fund upon the transfer of all the assets of the Acquired Fund to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund’s shareholders solely in exchange for such shareholders’ shares of the Acquired Fund in complete liquidation of the Acquired Fund and the Company. (Sections 361(a) and (c) and 357(a) of the Code).

4.         No gain or loss will be recognized by the Acquired Fund’s shareholders upon the exchange, pursuant to the Reorganization, of all of their shares of the Acquired Fund solely for Acquiring Fund Shares. (Section 354(a) of the Code).

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5.         The aggregate basis of the Acquiring Fund Shares received by each Acquired Fund shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Acquired Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

6.         The holding period of the Acquiring Fund Shares received by each Acquired Fund shareholder in the Reorganization will include the period during which the shares of the Acquired Fund exchanged therefor were held by such shareholder, provided such Acquired Fund shares were held as capital assets at the Effective Time of the Reorganization. (Section 1223(1) of the Code).

7.         The basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Acquired Fund immediately before the Effective Time of the Reorganization. (Section 362(b) of the Code).

8.         The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund. (Section 1223(2) of the Code).

9.         The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in section 381(c) of the Code, subject to the conditions and limitations, as applicable, specified in sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations promulgated thereunder.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Company and the Acquiring Fund are each taxed as a corporation for federal income tax purposes and each has been registered and operated, since it commenced operations, as a management investment company under the Investment Company Act of 1940, as amended. The Acquired Fund is a separate series and the only series of the Company. At all times since its formation and through the Effective Time, the Company has had and will have no assets or liabilities other than those assets and liabilities of the Acquired Fund and has had and will have no shares outstanding other than shares of the Acquired Fund. The Company and the Acquiring Fund have each elected to be taxed as a regulated investment company under section 851 of the Code for all their taxable years, including without limitation the taxable year in which the Reorganization occurs, and have qualified and will continue to qualify for the tax treatment

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afforded regulated investment companies under the Code for each of their taxable years, including without limitation the taxable year in which the Reorganization occurs.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire all the assets of the Acquired Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund. Thereafter, the Acquired Fund will distribute pro rata to its shareholders of record all of the Acquiring Fund Shares so received in complete liquidation of the Acquired Fund and the Company, and the Acquired Fund and the Company will be dissolved under state law. The assets of the Acquired Fund to be acquired by the Acquiring Fund consist of all property, including without limitation all cash, securities, commodities, interests in futures, and dividends or interest receivables, owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund as of the closing date of the Reorganization.

In approving the Reorganization, the Board of Directors of the Company and the Board of Directors of the Acquiring Fund each determined that the Plan and the transactions contemplated thereunder are in the best interests of its respective Fund and that the interests of the shareholders of its respective Fund will not be diluted as a result of the Reorganization.

CONCLUSION

Based on the foregoing, it is our opinion that the transfer of all the assets of the Acquired Fund, pursuant to the Plan, solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund followed by the complete liquidation and dissolution of the Acquired Fund and the Company as soon as practicable thereafter will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above with respect to (i) the nonrecognition of gain or loss to the Acquired Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss to the Acquired Fund’s shareholders upon the receipt of the Acquiring Fund Shares, (iv) the basis and holding period of the Acquiring Fund Shares received by the Acquired Fund shareholders and (v) the carryover to the Acquiring Fund of the federal income tax attributes of the Company follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the

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“Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is addressed to and is only for the benefit of the Company and the Acquiring Fund, and may not be relied upon or cited by any other person or entity. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Acquiring Fund, the Company, the Acquired Fund or any Acquired Fund shareholder with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes as of the end of a taxable year under a mark-to-market system of accounting. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 (File No. 333-156006) containing the Proxy Statement and Prospectus relating to the Reorganization filed with the Securities and Exchange Commission on April 17, 2009 (the “Registration Statement”) and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not hereby admit that we are the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours

/s/ Vedder Price P.C.

VEDDER PRICE P.C.

FEDERAL TAX NOTICE: Treasury Regulations require us to inform you that any federal tax advice contained herein (including in any attachments and enclosures) is not intended or written to be used, and cannot be used by any person or entity, for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.

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